The Prudential Insurance Company of America
Pruco Life Insurance Company
c/o Prudential Capital Group
2029 Century Park East, Suite 710
Los Angeles, CA 90067

As of August 5, 2011

Matson Navigation Company, Inc.
555 12th Street
Oakland, California 94607

Re:	Amendment and Modification to Amended and Restated Note Agreement

Ladies and Gentlemen:

Reference is made to the Amended and Restated Note Agreement, dated as of May 19, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and between Matson Navigation Company, Inc., a Hawaii corporation (the “Company”), on the one hand, and the undersigned (the “Noteholders”), on the other hand.  Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

1.           Amendments.  Pursuant to the provisions of paragraph 11C of the Agreement, and subject to the terms and conditions of this letter agreement, the Noteholders hereby agree with the Company that the Agreement is modified, as follows:

1.1         The flush language immediately following paragraph 5A(vi) is amended and restated, as follows:

“Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each holder of Notes an Officers’ Certificate (a) demonstrating (with computations in reasonable detail) compliance with the covenants in paragraphs 6A(1), 6A(2), 6A(3), 6B, 6C(2) and 6C(4) (including with respect to each such covenant, where applicable, a reconciliation from GAAP, as reflected in the financial statements then being furnished, to the calculation of such financial covenants, after giving effect to any change in accounting for Capitalized Lease Obligations which has occurred after the August 2011 Amendment Effective Date), and (b) stating that there exists no Default, Event of Default, Event of Loss or event or condition which, with notice or lapse of time, or both, would constitute an Event of Loss, or if any such Default, Event of Default, Event of Loss or event or condition exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.”

1.2           A new paragraph 5F is added to the Agreement in proper alpha-numeric order as follows:

“            5F.           Debt Rating.  The Company covenants that upon any change in its Debt Rating, it shall immediately notify the holders of Notes.”

1.3           Paragraph 6A is amended and restated, as follows:

“6A.      Financial Covenants.  The Company will not permit:

6A(1).   Working Capital Requirement.  Consolidated Working Capital at any time to be less than $1;

6A(2).   Net Worth Requirement.  Consolidated Net Worth at any time to be less than the greater of (i) $291,000,000 and (ii) an amount equal to 65% of Consolidated Net Worth as of the end of the fiscal year of the Company most recently ended prior to the date of determination of compliance with this paragraph 6A(2); or

6A(3)    Consolidated Leverage Requirement.  The Consolidated Leverage Ratio at any time to exceed 2.00:1.00.”

1.4          Paragraph 6C(1) of the Agreement is amended and restated, as follows:

“6C(1).Liens.  Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except

(i)            Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP,

(ii)           Liens (other than Liens pursuant to ERISA) incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

(iii)          Liens on property or assets of a Subsidiary securing obligations of such Subsidiary to the Company or another Subsidiary,

(iv)          Liens on container(s) and equipment acquired subsequent to December 31, 2000 (including Liens in connection with financing or capitalized leases), securing Debt of the Company or any Subsidiary; provided that any such Lien may arise at any time after the date on which the encumbered container(s) or equipment were acquired only if such Lien relates to a cross-border lease of such container(s) or equipment where (A) the lease or financing agreement provides that in the event of the bankruptcy or insolvency of the lessor, lessee, trustee or other lease transaction party, a default or casualty, or any other type of lease termination event (whether scheduled or otherwise), title to the leased containers or equipment reverts to the Company or such Subsidiary, (B) the aggregate amount of lease payments and consideration paid to obtain reconveyance of title to the leased containers or equipment does not exceed the original cost thereof, (C) no security interest, financing statement or similar filings are made in the United States of America in respect of the leased containers or equipment for the benefit of any Person other than the Company or such Subsidiary and (D) prior to such Lien becoming effective, the Company or such Subsidiary receives a legal opinion of counsel to the lessor and trustee, if any, to the effect that the agreements referred to in subclause (A) of this clause (iv) are valid and legally binding agreements, enforceable against the lessor or trustee, if any, in accordance with their respective terms,

(v)           Liens on Capital Assets acquired subsequent to December 31, 2010 (excluding any Capital Asset consisting of, or acquired with, insurance proceeds received in connection with any Capital Asset owned on December 31, 2010) securing Debt of the Company and its Subsidiaries; and Liens on Capital Assets acquired prior to December 31, 2010 so long as A&B is in compliance with paragraph 6B(4) of the A&B Note Agreements (or, if none of the A&B Note Agreements is in effect, then so long as A&B would be in compliance with paragraph 6B(4) of the A&B Note Agreements as in effect immediately prior to the termination of the last remaining A&B Note Agreement),

(vi)          Liens encumbering the CCF to the extent incurred in connection with Company’s financing of obligations constituting “qualified withdrawals” under regulations adopted by the Maritime Administration under the Merchant Marine Act, 1936, as amended,

(vii)         any Lien existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary; provided that (a) any such Lien shall not encumber any other property of the Company or such Subsidiary, and (b) the aggregate amount of Debt of Subsidiaries secured by all such Liens is at all times permitted by paragraph 6C(2),

(viii)         Permitted Liens, as defined in the Mortgage,

(ix)            Liens in the Collateral in favor of the Collateral Agent to secure the Notes, and

(x)             Liens existing on the August 2011 Amendment Effective Date and listed on Schedule 6C(1), and any renewals or extensions thereof, provided that the property covered thereby is not changed;

provided that, other than Permitted Liens (as defined in the Mortgage), no Liens shall be permitted in or on the Collateral;”

1.5           Paragraph 6C(2) is amended and restated, as follows:

“6C(2).                      Debt of Subsidiaries.  Permit any Subsidiary to create, incur, assume or suffer to exist any Debt, except

(i)           Debt of any Subsidiary to the Company or another Subsidiary,

(ii)          Debt of Subsidiaries in an aggregate principal amount at no time in excess of $25,000,000 (exclusive of Debt permitted by clause (i) or (iii) hereof),

(iii)         Debt of Subsidiaries secured by Liens permitted by paragraph 6C(1)(v);”

1.6           Paragraph 6C(3) is amended and restated, as follows:

“6C(3).                      Merger.  Enter into any transaction of merger, consolidation or other combination with any other Person; provided that

(i)           any Subsidiary may merge with the Company; provided that the Company shall be the continuing or surviving corporation and no Default will result therefrom,

(ii)          any Subsidiary may merge with another Subsidiary, and

(iii)         the Company may merge, consolidate or combine with any other corporation; provided that (a) immediately after such merger, consolidation or combination, no Default shall exist and (b) the Company or A&B will be the continuing or surviving corporation and, immediately after such merger, consolidation or combination, the Company or A&B, as applicable, shall be solvent;”

1.7           Paragraph 6C(8) is amended and restated, as follows:

“6C(8).                      Loans, Advances and Investments.  Make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that the Company or any Subsidiary may

(i)           make or permit to remain outstanding loans or advances to any Subsidiary;

(ii)          own, purchase or acquire stock, obligations or securities of a Subsidiary or of a Person which immediately after such purchase or acquisition will be a Subsidiary;

(iii)         acquire and own stock, obligations or securities received in settlement of debt (created in the ordinary course of business) owing to the Company or any Subsidiary,

(iv)         make investments in accordance with the resolutions of the Board of Directors of the Company; provided that such resolutions authorize only investments rated investment grade by S&P, Moody’s, or any other nationally recognized credit rating agency or investments in the Company’s accounts receivable purchased or held by the CCF;

(v)          make Restricted Investments to the extent permitted by paragraph 6B;

(vi)         make other investments, loans and advances (other than Restricted Investments which may be made only to the extent permitted by paragraph 6B) which in aggregate (at original cost) do not exceed $30,000,000; and

(vii)        make short-term loans and advances (in each case outstanding no more than 365 consecutive days) to A&B for intercompany cash management purposes in an aggregate amount not to exceed $40,000,000 at any time outstanding, provided that no Default exists at the time of the making of any such loan and advance or would exist immediately after giving effect thereto;

notwithstanding the foregoing, amounts in the CCF may be invested only as provided in clause (iv) above; or”

1.8           Each reference to “$25,000,000” appearing in clauses (ii) and (xiii) of paragraph 7A is deleted and replaced with “$30,000,000”.

1.9           Clauses (iv) and (xii) of paragraph 7A of the Agreement are amended and restated, respectively, as follows:

“           (iv)           the Company fails to perform or observe any agreement contained in paragraph 5C(1) or paragraph 6 hereof; or”

“           (xii)           (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBCG or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate amount under all Plans of “the fair market value of the assets (within the meaning of section 303 of ERISA) is less than 70% of the “Funding Target” (within the meaning of section 303 of ERISA), (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of the Company; or”

1.10           The word “or” is added immediately after the semi-colon at the end of clause (xiv) of paragraph 7A, and a new clause (xv) is added to paragraph 7A in proper numeric order, as follows:

“           (xv)           there occurs any Change of Control;”

1.11           The reference to “Funded Debt” appearing in paragraph 8D is deleted and replaced with “Debt”.

1.12           Paragraph 10B of the Agreement is amended by adding thereto the following defined terms in proper alphabetical order:

“              “A&B” shall mean Alexander & Baldwin, Inc.

“A&B Note Agreements” shall mean, collectively, (i) that certain the Private Shelf Agreement, dated as of April 25, 2001, by and between A&B, on the one hand, and Prudential Investment Management, Inc. and each Prudential Affiliate (as defined therein) that has become bound by certain provisions thereof, on the other hand, and (ii) that certain the Note Purchase and Private Shelf Agreement, dated as of April 19, 2006, by and between the Company, on the one hand, and Prudential Investment Management, Inc. and each Prudential Affiliate (as defined therein) that is or may become bound by certain provisions thereof, on the other hand, in each case, as any of the same may be amended, amended and restated, supplement, refinanced, replaced or otherwise modified from time to time.

“August 2011 Amendment Effective Date” shall mean August 5, 2011.

“Bank Credit Agreement” shall mean that certain Credit Agreement, dated as of August 5, 2011, by and among the Company, Bank of America, N.A., First Hawaiian Bank and the other lenders and financial institutions party thereto, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“CCF” shall mean the capital construction fund created under the Company’s Capital Construction Fund Agreement with the United States of America through the Maritime Administrator.

“Change of Control” shall mean the acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) of outstanding shares of voting stock of the Company representing more than 50% of voting control of the Company, which “person” or “group” currently has beneficial ownership of 50% or less of the outstanding voting stock of the Company.

“Consolidated Leverage Ratio” shall mean, as at any time of determination thereof, the ratio of (i) all Debt of the Company and its Subsidiaries on a consolidated basis to (ii) Consolidated Net Worth.

“Guarantee” shall mean, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation:  (a) to make any loan, advance or capital contribution, or for the purchase of any property from, any Person, in each case for the purpose of enabling such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses except for advances, deposits and initial payments made in the usual and ordinary course of business for the purchase or acquisition of property or services; (b) to purchase materials, supplies or other property or services if such obligation requires that payment for such materials, supplies or other property or services be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered; (c) to rent or lease (as lessee) any real or personal property (except for leases in effect on December 31, 2010) if such obligation is absolute and unconditional under conditions not customarily found in commercial leases then in general use; or (d) of any partnership or joint venture in which such Person is a general partner or joint venturer if such obligation is not expressly non-recourse to such Person; but excluding contingent obligations under (i) a completion guaranty issued in connection with a real estate development project to the extent contingent and not constituting a direct or indirect obligation to repay Debt, (ii) environmental indemnification agreements and (iii) a guaranty of Matson’s trade accounts receivable purchased or held by the CCF.

“Moody’s” shall have the meaning given to such term in the definition of “Debt Rating”.

“S&P” shall have the meaning given to such term in the definition of “Debt Rating”.”

1.13           Each of the following defined terms appearing in paragraph 10B of the Agreement is amended and restated, as follows:

“           “Capitalized Lease Obligations” shall mean, with respect to any Person, any rental obligation of such Person which, under GAAP in effect as of the August 2011 Amendment Effective Date, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“Consolidated Net Worth” shall mean, at any time of determination thereof, for the Company and Subsidiaries determined in accordance with GAAP, the sum of (i) consolidated shareholders’ equity, and (ii) any consolidated mezzanine equity (or other temporary or non-permanent equity) resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 and related stock-based compensation awards issued to management which are puttable upon a change of control; provided, that any determination of Consolidated Net Worth shall exclude all non-cash adjustments to Consolidated Net Worth resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 960.

“Debt” shall mean, as to any Person at the time of determination thereof without duplication, (a) any indebtedness of such Person (i) for borrowed money, including commercial paper and revolving credit lines, (ii) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money or (iii) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (b) Capitalized Lease Obligations of such Person, (c) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person of the types described in clauses (a) and (b) hereof, and (d) Debt of another Person of the types described in clauses (a) and (b) hereof that is secured by Liens on the property or other assets of such Person.  “Debt” shall not include a reimbursement obligation incurred in connection with a standby letter of credit issued in support of trade payables or as condition to receiving a governmental entitlement, a performance bond or a performance guaranty, in each case to the extent such reimbursement obligation is contingent, or a Guarantee of Matson's trade accounts receivable purchased or held by the CCF.

“Debt Rating” shall mean, as of any date of determination, a currently effective non-credit enhanced senior unsecured long term debt rating issued by Moody’s Investors Service, Inc. or any successor thereto (“Moody’s”) or by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or any successor thereto (“S&P”).  The Debt Rating may be a private rating or a public rating.”

1.14           Each of the definitions for the terms “Consolidated Total Capital”, “Current Debt”, “Funded Debt” and “Specified Debt Rating” shall be deleted from paragraph 10B.

1.15           Paragraph 10C is amended and restated, as follows:

“10C.           Accounting Principles, Terms and Determinations.  All references in this Agreement to “generally accepted accounting principles” and “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States of America at the time of application thereof, but excluding in each case the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for assets or liabilities.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.”

1.16           A new Schedule 6C(1) is added, in the form set forth as the Exhibit to this letter agreement.

2.           Limitation of Modifications.  The amendments and other modifications effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement, or (b) a consent to any future amendment, consent, waiver or other modification.  Except as expressly set forth in this letter, the Agreement and the documents related to the Agreement shall continue in full force and effect.

3.           Representations and Warranties.  The Company hereby represents and warrants as follows:  (i) No Default or Event of Default has occurred and is continuing; (ii) the Company’s execution, delivery and performance of the Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (iii) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) after giving effect to this letter agreement, each of the representations and warranties set forth in paragraph 8 of the Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

4.           Effectiveness.  This letter agreement shall become effective, as of August 5, 2011, on the date on which:  (i) the Noteholders shall have received (A) a fully executed counterpart of this letter agreement from the Company (and the Company shall have received a fully executed counterpart of this letter agreement from the Noteholders), (B) a true, accurate and complete copy of the fully executed and effective amendment and modification to the A&B Note Agreements (as defined in Section 1.12 above), dated as of the date hereof, in form and substance satisfactory to the Noteholders, (C) a true, accurate and complete copy of the fully executed and effective Bank Credit Agreement (as defined in Section 1.12 above), in form and substance satisfactory to the Noteholders, and (D) a true, accurate and complete copy of the fully executed and effective Credit Agreement, dated on or about August 5, 2011, by among A&B (as defined in Section 1.12 above), Bank of America, N.A., First Hawaiian Bank and the other lenders and financial institutions party thereto, in form and substance satisfactory to the Noteholders, and (ii) the Company shall have paid Bingham McCutchen LLP its accrued and unpaid legal fees and expenses, to the extent such fees and expenses have been invoiced.

5.           Miscellaneous.

(a)           This document may be executed in multiple counterparts, which together shall constitute a single document.  Delivery of executed counterparts of this letter agreement by telefacsimile or other secure electronic format (pdf) shall be effective as an original.

(b)           This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

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A/74435235.5

If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to the Noteholders at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the Noteholders, on the other hand.

Sincerely,

The Prudential Insurance Company
of America

By: /s/ Cornelia Cheng
Title:  Vice President

Pruco Life Insurance Company

By: /s/ Cornelia Cheng
Title:  Assistant Vice President

A/74435235.5

Accepted and agreed to
as of the date first
appearing above:

Matson Navigation Company, Inc.

By: /s/ Matthew J. Cox
Its: President

By: /s/ Kevin C. O'Rourke
Its: Senior Vice President and General Counsel

A/74435235.5

Exhibit

A/74435235.5